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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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        Date of Report (Date of earliest event reported): August 7, 1996

                          Hollinger International Inc.
               (Exact name of registrant as specified in charter)

       Delaware                         0-24004                 95-3518892
    (State or other                   (Commission              (IRS employer
Jurisdiction of incorp.)              file number)           identification no.)

         401 North Wabash Avenue,
           Chicago, Illinois                                     60611
(Address of principal executive officers)                     (Zip code)


       Registrant's telephone number, including area code: (312) 321-2299
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ITEM 5.  OTHER EVENTS

     PUBLIC OFFERINGS. On August 7 and 14, 1996, Hollinger International Inc. (the "Company") completed public offerings (the "Offerings") of 11,500,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), at a price of $9.75 per share and 20,700,000 9-3/4% Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") at a price of $9.75 per PRIDES. The PRIDES are depository shares representing one half share of Series B Convertible Preferred Stock, par value $.01 per share of the Company, that will mandatorily convert on the mandatory conversion date of August 1, 2000 into one share of Class A Common Stock and the right to receive an amount in cash equal to all accrued and unpaid dividends thereon, unless either previously redeemed or converted at the option of the holder. The PRIDES will pay cumulative quarterly dividends at a rate of 9-3/4% per annum (equivalent to $0.9506 per PRIDES) and will have an aggregate liquidation preference equal to their issue price plus any accrued and unpaid dividends thereon.

     The aggregate net proceeds of the Offerings were $301.1 million. The proceeds were used, first, to finance a portion of the Company's acquisition of the minority interest in The Telegraph plc ("The Telegraph") (described below) and pay outstanding indebtedness of The Telegraph and related transaction costs (approximately $193 million), second, to pay a portion of the Southam Facility indebtedness (described below) (approximately $55 million), with the balance available to be used for general corporate purposes, including working capital.

     ACQUISITION OF THE MINORITY INTEREST IN THE TELEGRAPH. On April 24, 1996, the Boards of Directors of the Company and The Telegraph announced a recommended proposal by the Company to acquire all of the outstanding ordinary shares of The Telegraph not presently controlled by the Company (the "Telegraph Minority Shares"). The acquisition of the Telegraph Minority Shares was completed on August 8, 1996. The consideration paid to the holders of the Telegraph Minority Shares consisted of (i) a cash payment of L5.60 per share (approximately $8.68);
(ii) a special cash dividend of 10p per share (approximately $0.15) (payable to all shareholders of record of The Telegraph at the record date of July 30,
1996); (iii) a contingent cash payment to be made by First DT Holdings Limited, an indirect subsidiary of the Company and the parent company of The Telegraph ("FDTH"), if The Telegraph's approximate 25% interest in John Fairfax Holdings Limited ("Fairfax") is sold within two years at a price in excess of a specified amount; and (iv) an option to purchase new preference shares of The Telegraph, each as more fully described below. In addition, outstanding Telegraph options, to the extent permitted by their terms, were exercised prior to the Scheme (as defined below) becoming effective or, if not exercised, were canceled in exchange for cash payments as provided under the


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Scheme.  The total consideration payable by the Company (including the special dividend to be paid to the holders of the Telegraph Minority Shares and the net amount payable in respect of outstanding Telegraph options but not the contingent cash payment) was approximately $455.1 million. The acquisition was effected by means of a "scheme of arrangement" under Section 425 of the Companies Act 1985 of Great Britain (the "Scheme"). As a result, The Telegraph became an indirect wholly owned subsidiary of the Company. The Scheme became effective on July 31, 1996 and payment of the cash consideration to holders of Telegraph Minority Shares and the special dividend to all holders of Telegraph shares (other than Company subsidiaries which waived their entitlement thereto) was made on August 8, 1996. The Company entered into definitive agreements (described below under "Financing Related to The Telegraph Acquisition") with certain financial institutions for short-term bank credit facilities and bridge financing in the aggregate amount of approximately $625.0 million to provide the necessary financing for the Scheme and to repay outstanding bank indebtedness of The Telegraph.

     Upon completion of the Scheme, The Telegraph paid a special dividend of 10p per share in place of its normal interim dividend of about half that amount. In lieu of an immediate cash payment of L5.60 per share, the holders of the Telegraph Minority Shares outside of the United States, Canada and Australia were entitled to elect to receive payments under the Scheme over time through a loan note due 2001 guaranteed by a financial institution as an alternative to some or all of the cash consideration. The holders of the Telegraph Minority Shares will be entitled to receive a further cash payment if The Telegraph's approximate 25% interest in Fairfax is sold prior to the second anniversary of the effective date of the Scheme (July 31, 1998) at a price (net of taxes and certain other costs incurred in connection with the disposal of such Fairfax shares) in excess of A$3.00 per share. Since the holders of Telegraph Minority Shares own in the aggregate approximately 36% of the outstanding ordinary shares of The Telegraph as of the effective date of the Scheme, they would be entitled to receive approximately 36% of the aggregate net proceeds of such a disposal of Fairfax shares, payable to each holder pro rata on the basis of that minority holder's interest in The Telegraph as of the effective date of the Scheme. The closing market price of the ordinary shares of Fairfax was A$2.90 per share on April 23, 1996, the date prior to the announcement of the proposal to purchase the Telegraph Minority Shares. The holders of the Telegraph Minority Shares also will receive an option to purchase (the "Purchase Option"), exercisable on the second anniversary of the effective date of the Scheme (the "Purchase Date"), that number of new preference shares of The Telegraph as will provide each shareholder with at least the same percentage of voting rights of The Telegraph as each shareholder held prior to the Scheme becoming effective for a cash exercise price of L16.80 per new preference share. FDTH will have the


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right to settle its obligations under any exercised Purchase Option in cash rather than by delivery of new preference shares of The Telegraph. The cash payment to be made by FDTH would be an amount per new preference share equal to the product of (i) L5.60 and (ii) a fraction, the numerator of which would be the weighted average of the closing prices of the Company's Class A Common Stock on the New York Stock Exchange for the 21 trading days prior to the Purchase Date and the denominator of which is $12.375 (the closing price of the Company's Class A Common Stock on April 23, 1996). In light of the cash cost to exercise the Purchase Option and the formula applicable to FDTH's cash payment alternative described above, a holder of Telegraph Minority Shares would not be able to receive an immediate cash profit from FDTH at the time of exercise of the Purchase Option unless the weighted average market price of the Class A Common Stock of the Company is above $37.125 (three times its market value at April 23, 1996) and FDTH elects to settle its obligations under the Purchase Option in cash. If FDTH does not elect to settle its obligations under the Purchase Option in cash, any new preference shares received upon exercise will be shares in an unlisted company and there will be no established market in these shares.

     FINANCING RELATED TO THE TELEGRAPH ACQUISITION. In connection with the acquisition of the Telegraph Minority Shares, FDTH entered into a short term credit facility (the "FDTH Credit Facility") on May 30, 1996, as amended on August 6, 1996, with certain lenders, which consists of a secured, non-amortizing revolving credit facility with a maximum of L250 million of available credit to finance the Scheme, which was subsequently reduced to a maximum of L201.22. The commitment of the lenders under the FDTH Credit Facility expires on the date which is the earlier of six months from the closing of the facility or upon the occurrence of an event of default. The FDTH Credit Facility is more fully described in the Company's Prospectuses dated August 1, 1996.

     Hollinger International Publishing Inc., a subsidiary of the Company ("Publishing"), entered into an amended Credit Facility (the "Amended Publishing Credit Facility") on May 30, 1996, as amended August 6, 1996, with certain lenders which consists of a secured non-amortizing revolving credit facility. The Amended Publishing Credit Facility provides for a maximum of $150 million of available credit which was used principally to finance Publishing's acquisition of newly-issued Telegraph ordinary shares in connection with the Scheme and for working capital. The commitment of the lenders under the Amended Publishing Credit Facility expires on the date which is the earlier of six months from the closing of the facility or upon the occurrence of an event of default. The Amended Publishing Credit Facility is more fully described in the Company's Prospectuses dated August 1, 1996.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)     Financial statements of businesses acquired.  Not applicable.

         (b)     Pro forma financial information.  Not applicable.

         (c)     Exhibits.

                  1.01    U.S. Purchase Agreement dated August 1, 1996

                  1.02    International Purchase Agreement dated August 1, 1996

                  1.03 Purchase Agreement with respect to PRIDES dated August 1, 1996

                  3.01 Certificate of Designations for Series B Convertible Preferred Stock

                 10.01    Deposit Agreement dated August 1, 1996

                 10.02 First DT Holdings Limited Credit Agreement dated May 30, 1996

                 10.03 Amendment dated August 6, 1996 to First DT Holdings Limited Credit Facility

                 10.04 Hollinger International Publishing Inc. Amended and Restated Credit Agreement dated May 30, 1996

                 10.05 Amendment dated August 6, 1996 to Hollinger International Publishing Inc. Amended and Restated Credit Agreement

                 99.01    Press Release dated August 9, 1996.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        HOLLINGER INTERNATIONAL INC.


                                        By:  /s/ KENNETH L. SEROTA
                                           -----------------------------
                                        Title:  Vice President


Date:  September 24, 1996


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                                 EXHIBIT INDEX

Exhibit   Description                                                 Page No.

 1.01     U.S. Purchase Agreement dated August 1, 1996

 1.02     International Purchase Agreement dated August 1, 1996

 1.03     Purchase Agreement with respect to PRIDES dated August 1,
          1996

 3.01     Certificate of Designations for Series B Convertible
          Preferred Stock

10.01     Deposit Agreement dated August 1, 1996

10.02     First DT Holdings Limited Credit Agreement dated May 30,
          1996

10.03     Amendment dated August 6, 1996 to First DT Holdings Limited
          Credit Facility

10.04     Hollinger International Publishing Inc. Amended and
          Restated Credit Agreement dated May 30, 1996

10.05 Amendment dated August 6, 1996 to Hollinger International Publishing Inc. Amended and Restated Credit Agreement

99.01     Press Release dated August 9, 1996